Exhibit 7.10

MAXEON SOLAR TECHNOLOGIES, LTD.

ORDINARY SHARES PURCHASE AGREEMENT

May 16, 2023

MAXEON SOLAR TECHNOLOGIES, LTD.

ORDINARY SHARES PURCHASE AGREEMENT

THIS ORDINARY SHARES PURCHASE AGREEMENT (the “Agreement”) is made as of May 16, 2023, by and between Maxeon Solar Technologies, Ltd, a company incorporated in Singapore with company registration number 201934268H (the “Company”), and Zhonghuan Singapore Investment and Development Pte. Ltd., a private company limited by shares incorporated under the laws of Singapore (the “Investor”).

WHEREAS, the Investor is a shareholder of the Company and is a party to that certain Shareholders Agreement, dated as of August 26, 2020, by and among the Investor, the Company and TotalEnergies Solar INTL (formerly known as Total Solar INTL SAS) and TotalEnergies Gaz & Electricité Holdings (formerly known as Total Gaz Electricité Holdings France SAS and, together with TotalEnergies Solar INTL, the “Total Entities”) (the “Shareholders Agreement”);

WHEREAS, the Company and the Total Entities intend to offer ordinary shares, no par value, of the Company (“Ordinary Shares”) to the public by means of a registered Public Offering (as defined below) (the “Company Offering”) to be completed substantially concurrently with the private placement of the Shares (as defined below) contemplated by this Agreement (the “Concurrent Private Placement”); and

WHEREAS, the Investor intends to purchase from the Company, and the Company desires to sell and issue to the Investor, the Shares in the Concurrent Private Placement, which will be completed substantially concurrently with the Public Offering.

In consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Investor hereby agree as follows:

1. Purchase and Sale of Ordinary Shares.

1.1 Sale and Issuance of Ordinary Shares. Subject to the terms and conditions of this Agreement, the Investor agrees to purchase from the Company, and the Company agrees to sell and issue to the Investor, the Shares at a price per share equal to the per share public offering price (the “Public Offering Price”) of the Ordinary Shares as set forth on the first page of the final prospectus supplement in connection with the Public Offering (as defined below) at the Closing (as defined below). “Shares” shall mean the number of Ordinary Shares calculated by dividing the Subscription Amount by the Public Offering Price, rounded to the nearest whole share. “Subscription Amount” shall mean $42,000,000. “Public Offering” shall mean the issuance and sale of Ordinary Shares by the Company and the Total Entities, pursuant to an Underwriting Agreement (the “Underwriting Agreement”) to be entered into by and among the Company, the Total Entities and certain underwriters (the “Underwriters”), in connection with the contemplated public offering pursuant to the Company’s Registration Statements on Form F-3 (including the prospectuses and prospectus supplement relating to the Public Offering, the “Registration Statement”).

1.2 Closing. The purchase and sale of the Shares shall take place remotely via the exchanges of documents and signatures and at the time no later than four business days subsequent to the execution of this Agreement or such other time as may be agreed to by the Company and the Investor (which time is designated as the “Closing”). At the Closing, the Investor shall make payment of the Subscription Amount by wire transfer in immediately available funds to the account set forth hereto on Exhibit A against delivery to the Investor of evidence from the Company’s transfer agent of a book entry position evidencing the Shares registered in the name of the Investor, or in such nominee name(s) as designated by the Investor.

2. Representations and Warranties of the Company. The Company hereby represents and warrants to the Investor that as of the date hereof and as of the date of the Closing:

2.1 Organization, Good Standing and Qualification. The Company has been (i) duly organized and is validly existing and in good standing under the laws of Singapore, with power and authority (corporate and other) to own its properties and conduct its business as described in the Registration Statement, and (ii) duly qualified as a foreign corporation for the transaction of business and is in good standing (or the applicable equivalent thereof, if applicable) under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except, in the case of this clause (ii), where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in the Underwriting Agreement).

2.2 Corporate Power; Authorization. The Company has all requisite corporate power and authority, and has taken all requisite corporate action necessary to execute and deliver this Agreement, to sell and issue the Shares and to perform all of its obligations under this Agreement. This Agreement constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.3 Valid Issuance of Shares. The Shares have been duly authorized and when issued and paid for in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and will be free of any liens, encumbrances, or restrictions on transfer other than liens, encumbrances, or restrictions on transfer under the Shareholders Agreement, under applicable state and federal securities laws or as contemplated hereby. For the purpose of this provision, the term “non-assessable” (a term which has no recognized meaning under Singapore law) in relation to the Shares to be issued means that holders of such shares, having fully paid up all amounts due on such shares (if any), are under no further personal liability to make payments to the Company or its creditors or contribute to the assets or liabilities of the Company in their capacities purely as registered holders of such shares.

2.4 Capitalization and Description of Ordinary Shares. As of the date of the Closing, the statements set forth in the Registration Statement under the caption “Capitalization” and “Description of Ordinary Shares,” insofar as they purport to constitute a summary of the issued share capital of the Company and the terms of the Ordinary Shares, are accurate, complete and fair in all material respects.

2.5 Brokers or Finders. The Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Company, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the sale of the Shares contemplated by this Agreement.

2.6 Private Placement. Assuming the accuracy of the representations, warranties and covenants of the Investor set forth in Section 3 of this Agreement, no registration under the U.S. Securities Act of 1933 (the “Securities Act”) or any state securities laws is required for the offer and sale of the Shares by the Company to the Investor under this Agreement. Neither the Company nor any person acting on its behalf has offered or sold the Shares by any form of general solicitation or general advertising or directed selling efforts.

2.7 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the organizational documents of the Company or its subsidiaries or violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity or court to which the Company or its subsidiaries is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an encumbrance under, or create in any party the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which the Company or its Subsidiaries is a party or by which the Company or its subsidiaries is bound or to which any of the Company’s or its Subsidiaries’ assets are subject, in each case of the foregoing (i) and (ii), in such a manner that would materially and adversely affect the Company’s ability to consummate the transactions contemplated hereby.

3. Representations, Warranties and Covenants of the Investor. The Investor hereby represents and warrants that as of the date hereof and as of the date of the Closing:

3.1 Organization, Good Standing and Qualification. The Investor is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

3.2 Authorization. The Investor has full power and authority to enter into this Agreement and this Agreement constitutes a valid and legally binding obligation of the Investor, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.3 Purchase Entirely for Own Account. The Investor hereby confirms, that the Shares to be received by the Investor will be acquired for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the distribution of any part thereof, and that the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same, except as permitted by applicable federal or state securities laws. The Investor further represents that the Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares.

3.4 Disclosure of Information. The Investor believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Shares. The Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Shares and the business, assets, financial condition and prospects of the Company.

3.5 Investment Experience. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company and the Shares (and has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision) and is aware that there could be substantial risks incident to the purchase of the Shares.

3.6 Accredited Investor. The Investor is an “accredited investor” within the meaning Rule 501(a) of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act, as presently in effect.

3.7 Brokers or Finders. The Investor has not engaged any brokers, finders or agents, such that the Company will, incur, directly or indirectly, as a result of any action taken by the Investor, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement.

3.8 Restricted Securities. The Investor understands that the Shares will be characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act, only in certain limited circumstances. In this connection, the Investor represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

3.9 Legends. The Investor understands that the Shares may bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND MAY NOT BE ENCUMBERED, PLEDGED, HYPOTHECATED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF WITHIN THE UNITED STATES EXCEPT PURSUANT TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS AND, IN EACH CASE, IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS.”

3.10 Lock-Up Agreement. The Investor hereby confirms that it has executed and delivered, or prior to the date of the Underwriting Agreement will execute and deliver, to the Underwriters the lock-up agreements in the form reasonably requested by the Underwriters (the “Lock-Up Agreements”).

4. Conditions of the Investor’s Obligations at Closing. The obligations of the Investor under Section 1.1 of this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions.

4.1 Representations and Warranties. The representations and warranties of the Company in Section 2, to the extent not qualified by materiality, shall be true and correct in all material respects and, to the extent so qualified, shall be true and correct in all respects as of the date hereof and as of the Closing.

4.2 Performance. The Company shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing and shall have obtained all approvals, consents and qualifications necessary to complete the purchase and sale described herein.

4.3 Public Offering Shares. The Underwriters shall have purchased, prior to the purchase of the Shares by the Investor hereunder, the Initial Shares (as defined in the Underwriting Agreement) pursuant to the Registration Statement and the Underwriting Agreement.

4.4 Absence of Injunctions, Decrees, Etc. No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any decision, injunction, decree, ruling, law or order restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated hereby, or imposing any damages or penalties in connection with the transactions contemplated by this Agreement with respect to the Investor that are substantial in relation to the Company; and no action, suit, proceeding or investigation shall have been instituted by a governmental authority of competent jurisdiction or threatened that seeks to restrain, enjoin, prevent, prohibit or otherwise make illegal the consummation of the transactions contemplated by this Agreement, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement with respect to the Investor that are substantial in relation to the Company.

4.5 Letter Agreement. The Letter Agreement Relating to Proposed Transactions, dated as of May 15, 2023, by and among the Investor, the Company and the Total Entities shall be in full force and effect.

5. Conditions of the Company’s Obligations at Closing. The obligations of the Company under subsection 1.1 of this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions.

5.1 Representations, Warranties and Covenants. The representations, warranties and covenants of the Investor contained in Section 3, to the extent not qualified by materiality, shall be true and correct in all material respects and, to the extent so qualified, shall be true and correct in all respects as of the date hereof and as of the Closing.

5.2 Public Offering Shares. The Underwriters shall have purchased, prior to the purchase of the Shares by the Investor hereunder, the Initial Shares pursuant to the Registration Statement and the Underwriting Agreement.

5.3 Absence of Injunctions, Decrees, Etc. During this period from the date of this Agreement to immediately prior to the Closing, no governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any decision, injunction, decree, ruling, law or order permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated at the Closing.

6. Termination. This Agreement shall terminate upon the earliest to occur, if any, of: (a) with respect to the rights and obligations of the Company and the Investor, as applicable to each other, at any time upon the written consent of the Company and the Investor, (b) either the Company, on the one hand, or the Underwriters, on the other hand, advising the other in writing, prior to execution of the Underwriting Agreement, that they have determined not to proceed with the Public Offering, (c) the termination of the Underwriting Agreement, or (d) June 15, 2023, if the Closing has not occurred on or prior to such date.

7. Miscellaneous.

7.1 Survival of Warranties. The warranties, representations and covenants of the Company and the Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of any Investor or the Company.

7.2 Successors and Assigns. This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any party without the prior written consent of the other party; provided, however, the rights, duties and obligations of the Investor hereunder may be assigned to the affiliates of the Investor that agree in writing with the Company to be bound by the terms and conditions of this Agreement. Any attempt by a party without such consent to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement in a manner that is not permitted by the foregoing sentence to be made without such permission shall be void. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

7.3 Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of New York as applied to agreements entered into among New York residents to be performed entirely within New York, without regard to principles of conflicts of law.

7.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

7.5 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be sent by electronic mail or otherwise delivered by hand, messenger or courier service addressed:

(a)	if to the Investor:

Zhonghuan Singapore Investment and Development Pte. Ltd.

c/o TCL Zhonghuan Renewable Energy Technology Co., Ltd.

No. 12 East Haitai Road, Huayuan Industrial Park,

Hi-tech Industrial Zone, Tianjin, PR China

Attention: JIANG Yuan (Head of Investment Dept.); ZHAN

Huimei (Head of Finance Dept.)

Email: jiangyuan@tjsemi.com; zhanhuimei@tjsemi.com

with copies (which shall not constitute notice) to:

Paul Hastings LLP

22/F Bank of China Tower

1 Garden Road

Hong Kong

Attention: Raymond Li; Fang Pei

Email: raymondli@paulhastings.com; fangpei@paulhastings.com

(b)	if to the Company:

Maxeon Solar Technologies, Ltd.

8 Marina Boulevard #05-02

Marina Bay Financial Center, 018981

Singapore

Attention: Lindsey Wiedmann, Chief Legal Officer

Email: lindsey.wiedmann@maxeon.com

with copies (which shall not constitute notice) to: Jones Day

90 South Seventh Street, Suite 4950

Minneapolis, Minnesota 55402

USA

Attention: Brad Brasser

Email: bcbrasser@jonesday.com

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via an internationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), or (ii) if sent via electronic mail, when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day. In the event of any conflict between the Company’s books and records and this Agreement or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.

7.6 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investor.

7.7 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

7.8 Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties. No party shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein or therein.

7.9 Specific Performance. The parties to this Agreement hereby acknowledge and agree that the Company would be irreparably injured by a breach of this Agreement by the Investor, and the Investor would be irreparably injured by a breach of this Agreement by the Company, and that money damages are an inadequate remedy for an actual or threatened breach of this Agreement because of the difficulty of ascertaining the amount of damage that will be suffered by the aggrieved party in the event that this agreement is breached. Therefore, each of the parties to this Agreement agrees to the granting of specific performance of this Agreement and injunctive or other equitable relief in favor of the aggrieved party as a remedy for any such breach, without proof of actual damages, and the parties to this Agreement further waive any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement, but shall be in addition to all other remedies available at law or in equity to the aggrieved party.

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IN WITNESS WHEREOF, the parties have executed this Ordinary Share Purchase Agreement as of the date first above written.

MAXEON SOLAR TECHNOLOGIES, LTD.

By:	/s/ William Mulligan
Name:	William Mulligan
Title:	Chief Executive Officer

[Signature Page to Maxeon Solar Technologies, Ltd. TZE Ordinary Shares Purchase Agreement]

IN WITNESS WHEREOF, the parties have executed this Ordinary Share Purchase Agreement as of the date first above written.

INVESTOR

ZHONGHUAN SINGAPORE INVESTMENT AND DEVELOPMENT PTE. LTD.

By:	/s/ QIN Shilong
Name:	QIN Shilong
Title:	Director

[Signature Page to Maxeon Solar Technologies, Ltd. TZE Ordinary Shares Purchase Agreement]